Exhibit 10.1

November 9, 2006

Sandler O’Neill & Partners, L.P

Attention: Thomas Thurston and Buy Back/Institutional Trade Desk

Re:	Purchase of Common Stock Pursuant to Rule 10b5-1 and 10b-18

Dear Sirs:

This letter (the “Agreement”) is to confirm Sandler O’Neill & Partners, L.P.’s (the “Agent”) appointment as agent for TradeStation Group, Inc., a Florida corporation and NASDAQ GS-listed company (the “Company”), to purchase shares of its common stock, $.01 value (the “Common Stock”). It is understood that in connection with the making of these purchases, the Agent will be acting as agent for the Company. The terms of the Agreement will be as follows:

1.	The Agent will purchase shares of Common Stock for the account of the Company on any day on which the Nasdaq National Market System is open for business and the Common Stock trades regular way on the NASDAQ NMS (a “Trading Day”) commencing, Monday, November 13, 2006, and ending on the earliest date specified in paragraph 12, in accordance with the terms of Schedule A hereto. The Agent will use its commercially reasonable efforts to purchase for the account of the Company, consistent with the Agent’s duty of best execution, the Company’ Common Stock at the lowest possible price within the guidelines of Rule l0b-18 under the Securities Exchange Act of 1934, as amended (“Rule 10b-18”) and consistent with the specific instructions set out in Schedule A hereto. Purchases of Common Stock may be made in the open market or through privately negotiated transactions. The Agent may effect purchases on an agency basis only, using direct market access or comparable electronic order placement, for the account of the Company. The Company agrees that if the Agent is a market maker in the Common Stock, the Agent may, in its discretion, purchase Common Stock in its capacity as market maker. The Company understands and agrees that nothing in this Agreement prohibits the Agent from purchasing Common Stock for its own account or for the account of its customers.

2.	The Agent shall purchase shares in accordance with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18; provided, however, that the Agent shall not be responsible for compliance with Rule 10b-18(b)(4) (Volume of Purchases) to the extent that the Company or any affiliated purchaser of the Company has purchased any block in lieu of purchasing shares under the 25 percent of ADTV (as defined in Rule 10b-18(a)(1)) limit for a day and has not informed the Agent of such block purchase.

TradeStation Group, Inc.
November 9, 2006

3.	The Company understands and agrees that the Agent, acting consistent with ordinary principles of best execution, may be unable to effect purchases of any or all of the Common Stock, due to the Common Stock not trading in sufficient volume at or above a specified limit price, market rules on volume and price priority and precedence, legal or regulatory restrictions or other factors. If, as a result of any of these events, a purchase cannot be executed, the Agent shall, subject to the terms of Schedule A, use its best efforts to effect such purchase as promptly as practicable after the cessation or termination of such market disruption, applicable restriction or other event. Notwithstanding the foregoing, the Agent provides no guarantee or assurance that all of the shares contemplated to be purchased hereby shall be purchased upon expiration of this Agreement and, whether or not so purchased on any one or more trading days, upon such expiration or other termination the Agent shall have no further liability or obligation to the Company under this Agreement.

4.	The Company represents that (a) its execution, delivery and performance of this Agreement (and any placement of orders to repurchase shares pursuant to this Agreement) have been, and will remain prior to termination or expiration of this Agreement, duly authorized by all necessary corporate action and do not contravene any provision of its articles of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets, the contravention of which would have a material adverse effect on the Company’s ability to perform its obligations under this Agreement, (b) as of the date of this Agreement, it is not aware of any material nonpublic information regarding the Company or its securities, and it is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and (c) its board of directors has authorized the transactions contemplated hereby and the transactions contemplated hereby are consistent with the Company’s publicly announced stock repurchase program.

5.	The Company understands and agrees that the affirmative defense provided by Rule 10b5-1 will be unavailable if it enters into or modifies any corresponding or hedging transaction or position, within the meaning of Rule 10b5-1(c). Except with respect to unsolicited purchases, the Company will not appoint any other agent to act on its behalf in connection with purchases of Common Stock during the term of this Agreement; provided, however, if the Company decides to change agents prior to the planned expiration date of this Agreement, it may do so upon written notice and the Agent shall cooperate to help effectuate a smooth transition to the successor agent.

TradeStation Group, Inc.
November 9, 2006

6.	The Agent will send the Company written confirmation of purchases on a daily basis (showing the date of the transaction, the number of shares purchased, the price paid, settlement dates, and its commissions and charges for executing the purchases). Unless otherwise directed by the Company, such confirmation shall be sent to Mark Glassman, Corporate Controller (mglassman@tradestation.com) and Marc Stone, General Counsel (mstone@tradestation.com). The Agent will make delivery of the Common Stock to the Company’s account at the Agent (such account to be established by the Company prior to the initial purchase under this Agreement) on a normal three business day settlement basis, against payment to the Agent of the purchase price and its commissions by transfer of immediately available funds to the Agent (no fees shall be charged by the Agent other than the agreed-upon commissions). The Agent will also coordinate as necessary or appropriate with the Company’s stock transfer agent and furnish the Company and its stock transfer agent with regular reports of the Company’s accounts as the Company from time to time or periodically reasonably requests.

7.	(a) The Company agrees to indemnify and hold harmless the Agent and any of its affiliates, directors, partners, officers, employees, attorneys or agents from and against any and all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to (i) the Agent’s actions taken or not taken pursuant to this Agreement, except such as may result from the intentional acts, gross negligence or bad faith of the Agent, or (ii) arising out of or attributable to any breach by the Company of this Agreement or any violation by the Company of applicable laws and regulations. This indemnification shall survive termination of this Agreement.

(b) Notwithstanding any other provision hereof, neither party shall be liable to the other or any other person, and the Agent shall not be liable to any third party, for: (i) special, indirect, punitive, exemplary or consequential damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have reasonably been foreseen; or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of god.”

8.	The Agent agrees not to take any action that would cause the affirmative defense of Rule 10b 5-1(c) not to be available to the Company.

TradeStation Group, Inc.
November 9, 2006

9.	It is the intent of the parties that this Agreement and the transactions hereunder comply with the requirements of Rule 10(b)5-1(c)(1)(i)(B) and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c) and, as applicable, Rule 10b-18.

10.	This Agreement shall not be assignable, delegable or transferable and any such assignment, delegation or transfer shall be null and void.

11.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

12.	This Agreement shall become effective on November 9, 2006 (with the first purchases to occur no earlier than November 13, 2006), and shall terminate on the earlier of (i) the date that shares of Common Stock having an aggregate purchase price (inclusive of commissions) of $60,000,000 have been purchased, (ii) the time the Company gives written notice to the Agent of its termination, (iii) the date any person or entity publicly announces a tender offer, exchange offer or other similar transaction with respect to securities of the Company, (iv) the date of the public announcement of a merger, acquisition, reorganization, recapitalization or other similar transaction affecting the securities of the Company as a result of which the Common Stock is to be exchanged for or converted into securities or property, or of a sale of all or substantially all of the assets of the Company, or (v) the close of trading on November 12, 2010 (or, if not a trading day, the trading day immediately preceding November 12, 2010).

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TradeStation Group, Inc.
November 9, 2006

If so terminated, the terms of this Agreement shall govern as to any purchase commitments made by the Agent prior to the termination time.

If you are willing to accept this appointment on the above terms, please sign the enclosed duplicate copy of this letter and return it to us.

Very truly yours,

TradeStation Group, Inc.

By: /s/ Salomon Sredni
Salomon Sredni, President
Accepted as of November 9, 2006

Sandler O’Neill & Partners, L.P.

By: Sandler O’Neill & Partners Corp., the sole general partner.

By: /s/ Thomas A. Thurston
Print Name and Title: THOMAS A. THURSTON_

VICE PRESIDENT

Schedule A

From November 13, 2006 through November 30, 2006, the Agent shall use up to $750,000 of Company cash (inclusive of commissions) to purchase, without price restriction, but in solely the Agent’s discretion, Common Stock. Thereafter, each calendar month, commencing December 2006 and ending October 2010, the Agent shall use up to $1,250,000 (per month) of Company cash (inclusive of commissions) to purchase, without price restriction, but in solely the Agent’s discretion, Common Stock. Then, from November 1, 2010 through November 12, 2010, the Agent shall use up to $500,000 of Company cash (inclusive of commissions) to purchase, without price restriction, but in solely the Agent’s discretion, Common Stock. The foregoing schedule is subject to early termination and other applicable provisions of the Agreement, and, in all events, purchases of Common Stock pursuant to the Agreement shall terminate the earlier of (a) the use of $60,000,000 of Company cash, inclusive of commissions, and (b) the close of trading on November 12, 2010 (or, if not a trading day, the trading day immediately preceding November 12, 2010).